Exhibit 99.1


[Enzon Logo]                                            FOR IMMEDIATE RELEASE
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                         ENZON PHARMACEUTICALS ANNOUNCES
                      OFFERING OF CONVERTIBLE SENIOR NOTES

                  BRIDGEWATER, NEW JERSEY, May 16, 2006. Enzon Pharmaceuticals, Inc., (NASDAQ: ENZN) announced today that it has commenced a private placement of up to $175 million aggregate principal amount of convertible senior notes due 2013. Enzon expects to grant the initial purchasers an option to purchase up to an additional $50 million aggregate principal amount of such notes. Enzon intends to use the proceeds from the offering to acquire from time to time its outstanding 4 1/2% convertible subordinated notes due 2008 which acquisitions it may effect through various methods, including tender offers, open market purchases, privately negotiated transactions or other transactions. Enzon currently has $394 million aggregate principal amount of 4 1/2% convertible subordinated notes due 2008 outstanding.

         In connection with the offering, Franklin Advisors, Inc. has agreed that it will purchase a minimum of $75 million principal amount of such notes provided that the interest rate and initial conversion rate are within specified ranges. In addition, subject to completion of the offering, Franklin Advisors has agreed to sell $128 million principal amount of its 2008 convertible notes to Enzon.

         The notes being offered in the private placement are being offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes have not been registered under the Securities Act or any other state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities law.

         This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

         This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to among other things, Enzon's plan for the offering, the related exchange and the use of the offering proceeds. These statements are subject to a number of factors and uncertainties that could cause actual events to differ materially from those contemplated in the forward-looking statements. Factors that could affect Enzon's ability to complete the contemplated transactions include among other things, changes in the prices for the company's existing notes and its common stock, the satisfaction or waiver of the conditions to the offering, the willingness of holders of the existing notes to resell those notes, legal considerations and material changes in the markets for debt and equity securities or the capital markets in general. Enzon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.